Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 27, 2019, with respect to the financial statements and supplemental information included in the Annual Report of Sun Hydraulics Corporation 401(k) Retirement Plan on Form 11-K for the year ended December 31, 2018.  We consent to the incorporation by reference of said report in the Registration Statements of Helios Technologies, Inc. on Forms S-8 (File No. 333-30801, effective July 3, 1997, File No. 333-83269, effective July 20, 1999, File No. 333-62816, effective June 12, 2001, File No. 333-66008 effective July 27, 2001, File No. 333-119367, effective September 29, 2004, File No. 333-124174, effective April 19, 2005, File No. 333-158245, effective March 27, 2009, File No. 333-177448 effective October 21, 2011, File No. 333-184840, effective November 9, 2012 and File No. 333-232173, effective June 18, 2019).

/s/ GRANT THORNTON LLP

Tampa, FL

June 27, 2019